Exhibit 99.1
For Immediate Release
CMP Susquehanna Radio Holdings Corp. and CMP Susquehanna Corp.
Announce One Day Extension of Early Participation Deadline of Previously Announced Exchange Offer
     Atlanta, Georgia – March 24, 2009 – CMP Susquehanna Radio Holdings Corp. (the “Company”) today announced that it and CMP Susquehanna Corp. (“CMPSC”), a wholly owned subsidiary of the Company, have extended the early participation deadline of its previously announced exchange offer and consent solicitation to refinance CMPSC’s 9 7/8% Senior Subordinated Notes due 2014 (the “Existing Notes”) until 5:00 p.m., New York City time, on March 24, 2009 (such date and time, as extended, the “Early Participation Deadline”). The previous Early Participation Deadline was 5:00 p.m., New York City time, on March 23, 2009. The Early Participation Deadline has been extended to allow additional holders of Existing Notes to tender their notes for exchange so that the 98% minimum participation condition may be satisfied prior to the Early Participation Deadline. The exchange offer and consent solicitation is still set to expire at 12:00 midnight, New York City time, on April 3, 2009 (such date and time, the “Expiration Time”), unless extended or earlier terminated by CMPSC and the Company.
     The exchange offer and consent solicitation are only being made, and copies of the exchange offer documents have only been made available, to holders of Existing Notes that have certified certain matters to CMPSC, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933 (collectively, “Eligible Holders”).
     The Company and CMPSC are offering to exchange all of the outstanding Existing Notes held by Eligible Holders in exchange for (1) up to $15 million aggregate principal amount of Variable Rate Senior Subordinated Secured Second Lien Notes due 2014 of CMPSC (the “New Notes”), (2) up to $35 million in shares of Series A preferred stock of the Company (the “New Preferred Stock”), and (3) warrants exercisable for shares of the Company’s common stock representing, in the aggregate, up to 40% of the outstanding common stock on a fully diluted basis (the “New Warrants” and, with the New Notes and New Preferred Stock, the “New Securities”).
     Eligible Holders of Existing Notes that validly tender their Existing Notes prior to the Early Participation Deadline, and whose notes are accepted for exchange by CMPSC, will receive the total exchange amount set forth below for each $1,000 in principal amount of Existing Notes:

Total Exchange Amount
Principal Exchange Amount	Early Participation Amount	(Includes Early Participation Amount)
$63.97 in New Notes	$15.99 in New Notes	$79.96 in New Notes

$149.26 in shares of New Preferred Stock	$37.31 in shares of New Preferred Stock	$186.57 in shares of New Preferred Stock

New Warrants exercisable for 17.06 shares of the Company’s common Stock	New Warrants exercisable for 4.26 shares of the Company’s common Stock	New Warrants exercisable for 21.32 shares of the Company’s common Stock
     Eligible Holders of Existing Notes that validly tender their Existing Notes after the Early Participation Deadline but prior to the Expiration Time, and whose notes are accepted for exchange, will receive the principal exchange amount but not the early participation amount. Holders will not be entitled to withdraw tenders of their Existing Notes except under certain limited circumstances.
     Concurrently with the exchange offer, CMPSC is soliciting consents from Eligible Holders to proposed amendments to the indenture governing the Existing Notes that would eliminate substantially all of the restrictive covenants, certain events of default and other related provisions in the indenture. No consideration is being paid to holders of Existing Notes in connection with the consent solicitation.
     Consummation of the exchange offer is subject to certain conditions, including, without limitation, the receipt of the requisite consents required to amend the indenture governing the Existing Notes (a condition that may not be waived) and the tender of at least 98% of the outstanding amount of Existing Notes, as well as certain additional conditions, which must also be satisfied or waived.
     Eligible Holders may request documents by contacting the information agent for the exchange offer and consent solicitation, Global Bondholders Services Corporation, at (toll-free) 866-873-7700.
     Additional details regarding the exchange offer and consent solicitation are available in the Company’s Current Report on Form 8-K filed March 9, 2009 with the Securities and Exchange Commission.
     The New Securities have not been and are not expected to be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Securities may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. Further, the New Warrants may only be offered or sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act or to persons in offshore transactions in reliance on Regulation S under the Securities Act.
     This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offer is being made only pursuant to a confidential offering memorandum and consent solicitation statement and related letter of transmittal and consent and only to such persons and in such jurisdictions as is permitted under applicable law.
     Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in the Company’s markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, the Company’s success in executing and integrating acquisitions, its ability to generate sufficient cash flow to meet its debt service obligations and finance operations, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
     CMP Susquehanna Radio Holdings Corp. is the third-largest privately owned radio broadcasting company in the United States and is believed to be the tenth largest radio broadcasting company overall in the United States based on 2008 revenues. The Company owns 32 radio stations, of which it operates 23 FM and 9 AM revenue generating stations in 9 metropolitan market in the United States. The Company’s headquarters are in Atlanta, Georgia.

For additional information, contact:	Marty Gausvik, Cumulus Media Inc. (404) 949-0700 Global Bondholder Services Corporation (866) 873-7700